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                                                                   EXHIBIT 12.1

        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (IN THOUSANDS)

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
                                                                          SIX
                                                                     MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,               JUNE 30,
                         ------------------------------------------ ---------------
                           1992     1993     1994    1995    1996    1996    1997
                         --------  -------  ------- ------- ------- ------- -------
Fixed charges:
 Interest expense....... $  8,326  $ 9,027  $12,769 $21,424 $31,524 $16,006 $16,113
 Portion of rent expense
  representative of
  interest..............      227      384      531     821   1,172     586     682
                         --------  -------  ------- ------- ------- ------- -------
Total Fixed Charges..... $  8,553  $ 9,411  $13,300 $22,245 $32,696 $16,592 $16,795
                         ========  =======  ======= ======= ======= ======= =======
Earnings:
 Income from operations
  before minority
  interest share of
  income and income
  taxes................. $(12,605) $(7,435) $ 2,298 $ 4,682 $ 9,286 $ 3,731 $ 8,333
 Fixed charges per
  above.................    8,553    9,411   13,300  22,245  32,696  16,592  16,795
                         --------  -------  ------- ------- ------- ------- -------
Total Earnings.......... $ (4,052) $ 1,976  $15,598 $26,927 $41,982 $20,323 $25,128
                         ========  =======  ======= ======= ======= ======= =======
Ratio of Earnings to
 Fixed Charges(1).......      --       --      1.17    1.21    1.28    1.22    1.50
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(1) The ratio of earnings to fixed charges is determined by dividing the sum of earnings before extraordinary items and accounting changes, interest expense, taxes and a portion of rent expense representative of interest by the sum of interest expense and a portion of rent expense representative of interest. The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For the years ended December 31, 1992 and 1993 the deficit of earnings to fixed charges was $12,605 and $7,435, respectively.